Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) announced record net income for first quarter 2019.

For the quarter ending March 31, 2019, Farmers & Merchants Bancorp reported net income of $13.5 million, or $17.27 per share, a 36.3% increase from net income of $9.9 million earned in the first quarter of 2018. Net interest income for the quarter ending March 31, 2019 was $34.2 million, up 18.3% from $28.9 million in the same quarter in 2018. The Company’s net interest margin on a tax equivalent basis was 4.40% in the first quarter of 2019, compared to 4.12% in the first quarter of 2018. Return on average assets for the first quarter of 2019 was 1.60%, compared to 1.31% for the first quarter of 2018, and return on average equity was 16.96%, compared to 13.14% for the first quarter of 2018. Total assets at quarter-end were $3.4 billion, up 11.0% from the first quarter of 2018. Total loans and leases outstanding reached $2.6 billion, an increase of 14.7% from March 31, 2018, and total deposits of $3.0 billion increased 11.4% from March 31, 2018. At quarter-end, total checking deposits represented 52.2% of total deposits compared to 51.4% at March 31, 2018. The Company’s credit quality remained strong with no non-performing loans and leases as of March 31, 2019. There was no provision for credit losses for the first quarter of 2019, and at quarter-end, the Company’s allowance for credit losses was $54.9 million, or 2.14% of total loans and leases, representing an increase of $4.2 million from March 31, 2018. The Company’s tier 1 leverage capital ratio was 9.64% at March 31, 2019, and the total capital ratio was 11.89%, resulting in the highest possible regulatory classification of “well capitalized.”

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are pleased that our strong operating performance in 2018 carried over into the first quarter of 2019. Net income was up 36.3% over the same period in the prior year, a result of a combination of asset growth and a strengthening net interest margin. We remain positive about the remainder of 2019 as the economic outlook for our primary service areas remains strong, and our successful acquisition of the Bank of Rio Vista is exceeding our expectations and will further add to the Company’s performance as the year progresses. During the first quarter of 2019, we opened a new branch in Lockeford, California, which will provide an excellent service point for existing and new customers east of Lodi. Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures. We have maintained a 5-Star rating from BauerFinancial for 27 consecutive years, longer than any other commercial bank in the state of California.”

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About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 83 consecutive years and we have increased dividends for 53 consecutive years. As a result, we are a member of a select group of only 25 publicly traded companies referred to as “Dividend Kings.” For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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